As filed with the Securities and Exchange Commission on December 21, 2001
				   Registration No. 333-_____
_____________________________________________________________________________

			U.S. Securities and Exchange Commission
				Washington, D.C. 20549
					 FORM S-3
		REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
			     Merge Technologies Incorporated
		(Exact name of registrant as specified in its charter)

	  	  Wisconsin				       39-1600938
   (State or other jurisdiction of		     I.R.S Employer
    incorporation or organization)		(Identification Number)





     1126 South 70th Street, Suite S107B, Milwaukee, Wisconsin 53214-3151
					(414) 977-4000
	(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

			     Richard A. Linden, President
     1126 South 70th Street, Suite S107B, Milwaukee, Wisconsin 53214-3151
					(414) 977-4000
	(Name, address, including zip code, and telephone number, including
				area code, of agent for service)

				 _____________________________

					     Copies to:
				     Mitchell  D. Goldsmith
					  Dennis B. O'Boyle
				     Shefsky & Froelich Ltd.
				     444 N. Michigan Avenue
				     Chicago, Illinois 60611
					   (312) 527-4000
				    (312) 527-3194 (Facsimile)

				_____________________________

	Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement has become effective.


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following: _______

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following:     X    .
								   -------

If this Form is filed to register additional securities for an offering pursuant Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ________

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following: _________.


						  --end page--

									CALCULATION OF REGISTRATION FEE

     Title of each class of	      Amount to be	     Proposed maximum		    Proposed maximum	      Amount of
  securities to be registered	       registered 	  offering price per share   aggregate offering price   registration fee
------------------------------	------------        ------------------------   ------------------------   ----------------
Common Stock $0 0.01 par value     2,540,414(1)(2)	     $    4.35(3)	        	$    11,050,801(3)          $   2,641.14
					    -----------------	    -------------------- 	---------------------	    --------------


(1)	Includes 1,068,568 shares of common stock (the "Shares") presently owned
	by certain selling shareholders, registered for sale by such selling shareholders, 834,610 shares to be owned by certain selling shareholders upon exercise of outstanding warrants and 637,236 shares to be owned by certain selling shareholders upon conversion of convertible preferred stock.


(2)	Subject to increase (or decrease) in accordance with Rule 416 of
	Regulation C to reflect a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in our corporate structure which results in a change in the number of Shares issuable upon exercise of the warrants or conversion of convertible preferred stock.

(3)	Estimated on the basis of the average of the bid and asked prices on
	December 19, 2001, on the Nasdaq SmallCap Market for 	the shares
	pursuant to Rule 457(c).


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


						  --Page 2--

			SUBJECT TO COMPLETION, DATED DECEMBER 21, 2001

					PRELIMINARY PROSPECTUS


					   2,540,414 Shares

						    of
				 Merge Technologies Incorporated

					     Common Stock
					   ($0.01 par value)


		--This paragraph is along left margarine of this page 1--
The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
			      	--end of paragraph--

	This Prospectus relates to the public offering of up to 2,540,414 Shares of common stock, $0.01 par value (the "Shares"), of Merge Technologies Incorporated, a Wisconsin Corporation, ("us," "we," or "our"), all of which Shares may be sold from time to time by the selling shareholders described herein ("the Selling Shareholders"). We issued units comprised of 806,452 Shares and Warrants (the "Warrants") to purchase a total of 403,225 Shares in connection with a recently completed private offering of the units. At various times over the last 12 months, we have issued Shares and Warrants to purchase a total of 693,501 Shares and shares of preferred stock (the
"Preferred Stock") which are convertible into a total of 637,236 Shares. None of the Warrants have been exercised and none of the Preferred Stock has been converted into Shares; however, we have granted registration rights to the holders of the Shares, the Warrants and the Preferred Stock. This Prospectus relates to the resale by certain Selling Shareholders of the Shares which they presently own and Shares which they will receive upon exercise of the Warrants and conversion of the Preferred Stock. All of the Shares presently owned by the Selling
Shareholders, the Warrants and the Preferred Stock are restricted as to transfer. There is no market for either the Warrants or the Preferred Stock.

	We will receive proceeds of $1,253,435 from the exercise of the Warrants. We will not receive any of the proceeds of the Shares sold by the Selling Shareholders.

	The Shares trade on the Nasdaq SmallCap Market under the symbol "MRGE". On December 19, 2001, the last reported bid price was $4.35 for the Shares.

	The Selling Shareholders and certain persons who purchase the Shares from the Selling Shareholders may be deemed "Underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act").
The Shares may be offered by the Selling Shareholders in one or more transactions on the Nasdaq SmallCap Market, or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold by the Selling Shareholders either (i) to a broker or dealer as principal for resale by such broker or dealer for its account pursuant to this Prospectus (e.g., in transactions with a "market maker") or (ii) in brokerage transactions, including transactions in which the broker solicits purchasers.

	We will pay substantially all other expenses of this offering (including the expense of preparing and duplicating this Prospectus and the Registration Statement of which it is a part).


	    SEE "RISK FACTORS" FOR INFORMATION THAT SHOULD BE CONSIDERED BY
				 	PROSPECTIVE INVESTORS
				  _____________________________


	   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
	 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
	      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

	           The date of this Prospectus is December 21, 2001

						  --1--

				DOCUMENTS INCORPORATED BY REFERENCE


	We are incorporating in this Prospectus by reference the following documents which we filed with the Securities and Exchange Commission:

	1.	Our Annual Report on Form 10-KSB, for fiscal year ended December
		31, 2000.

	2.	Our Quarterly Reports on Form 10-QSB, for the quarters ended
		March 31, June 30, and September 30, 2001.

	3.	The Proxy Statement for our 2001 Annual Meeting of Shareholders

	4.	All documents which we file subsequently pursuant to Sections
		13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of the offering made by the Prospectus, shall be deemed to be incorporated byy reference in this Prospectus.

	5.	Our Form 8-A dated January 9, 1998.

	Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statements.
Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

	THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM US. REQUESTS TO OBTAIN SUCH DOCUMENTS SHOULD BE DIRECTED TO US, AT 1126 SOUTH 70TH STREET, SUITE 107B, MILWAUKEE, WISCONSIN 53214-3151 (TELEPHONE: (414) 977-4000).

	Some of the statements included in this Prospectus may be considered to be "forward looking statements" since such statements relate to matters which have not yet occurred. For example, phrases such as "we anticipate,"
"believe" or "expect" indicate that it is possible that the event anticipated, believed or expected may not occur. Should such event not occur, then the result which we expected also may not occur or occur in a different manner, which may be more or less favorable to us. We do not undertake any obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or circumstances.

	Readers should carefully review the items included under the subsection Risk Factors, as they relate to forward looking statements, as actual results could differ materially from those projected in the forward looking statement.


						  --2--

					     RISK FACTORS

	This offering involves a high degree of risk. Prospective investors should consider carefully, among other things, the following risk factors with respect to us and this offering.

LACK OF CONSISTENT PROFITABILITY; HISTORY OF OPERATING LOSSES

	Although we experienced significant revenue growth from fiscal 1994 through fiscal 1997, we incurred net losses of $5,707,394 in fiscal 2000, $2,898,821 in fiscal 1999 and $1,919,970 in fiscal 1998, respectively. We incurred net profit of $437,377 for the nine months ended September 30, 2001 and a net loss of $2,638,116 for the nine months ended September 30, 2000. There can be no assurance that we will achieve profitability in the future. As of September 30, 2001 we had working capital of $1,086,923.

OPERATING RESULTS MAY FLUCTUATE

	Our operating results are subject to quarterly and other fluctuations due to a variety of factors. A significant portion of our business is derived from orders placed by original equipment manufacturers ("OEMs"), and the timing of such orders could cause material fluctuations in our business and operating results. Other factors that may cause our operating results to fluctuate include changes in sales volumes through our distribution channels, changes in the mix of products sold, the timing of new product announcements and introductions by us and our competitors, market acceptance of new or enhanced versions of our products, availability and cost of products from our suppliers, competitive pricing pressures, the gain or loss of significant customers, increased research and development expense associated with new product introductions and economic conditions generally or in various geographic areas. All of the above factors are difficult for us to forecast, and these or other factors can materially affect our operating results for one quarter or series of quarters. In addition, our gross margins may decrease in the future as a result of increasing sales of lower margin products and volume discounts. We expect to continue to increase our operating expenses for personnel, marketing and new product development. If we do not achieve increased levels of sales commensurate with these increased levels of operating expenses, our business and operating results will be materially adversely affected. There can be nossurance that we will be profitable on a quarterly or annual basis. Fluctuations in operating results may also result in fluctuations in the price of our Common Stock.

INCREASED CREDIT AND PAYMENT RISKS ASSOCIATED WITH END-USER SALES

	We currently market and sell a significant portion of our products to OEMs and value added resellers ("VARs"). We have not, in the past, experienced significant nonpayment or delays in payment on receivables from these customers. Increased direct sales to end-users, such as hospitals, may create delays in payment of receivables to us and may also increase the risk of nonpayment of receivables. We may bear increased interest expense if we experience delays in receipt of payment on receivables as a result of increased sales directly to end-users as a percentage of total sales.

WE MUST RESPOND TO TECHNOLOGICAL CHANGE; RISKS OF OUR INVOLVEMENT WITH RAPIDLY DEVELOPING TECHNOLOGY

	The markets for our products are characterized by rapid technological advances and changes in customer requirements and evolving regulatory requirements and industry standards. Our future prospects will depend, in part, on our ability to enhance our medical image networking and information management products in a timely manner and to identify, develop and achieve market acceptance of new products that address new technologies and standards and meet customer needs in the medical imaging network and information management markets. There can be no assurance that we will be able to respond to technological advances, changes in customer requirements or changes in regulatory requirements or industry standards or that we will be able to develop and market new products successfully. Any failure by us to anticipate or to respond adequately to technological developments in our industry, changes in customer requirements, changes in regulatory requirements or industry standards, or any significant delays in the development, introduction or shipment of products, could have a material adverse effect on our business and operating results. In anticipation of new product introductions by us or our competitors, customers could refrain from purchasing our existing products. New products could render certain of our existing products


						  --3--
obsolete. Any of these events could materially adversely affect our business and operating results. In addition, third-party payers, such as governmental programs and private insurance plans, can indirectly affect the pricing or relative attractiveness of our products by regulating the maximum amount of reimbursement that they will provide for taking, storing and interpreting medical images. A decrease in the reimbursement amounts for radiological procedures may decrease the amount which physicians, clinics and hospitals are able to charge patients for such services. As a result, adoption of new technologies may slow as capital investment budgets are reduced, thereby significantly reducing the demand for our products.

WE DEPEND ON MAJOR OEM/VAR CUSTOMERS

	We currently sell a majority of our products to a relatively limited number of OEMs, VARs and dealers. Aggregate sales to our ten largest customers represented approximately 70%, 71% and 65% of our net sales in 1998, 1999 and 2000, respectively. During 1998, Marconi and Konica accounted for approximately 18% each of our net sales. During 1999, Marconi accounted for 17% of our net sales and Konica, Philips and Fuji accounted for approximately 11% each of our net sales. During 2000, Fuji accounted for 14% of our net sales and Philips and Marconi each accounted for approximately 12% of our net sales. There can be no assurance that our current customers will continue to place orders with us or that we will be able to obtain orders from new customers. The loss of any one or more of our major customers could materially adversely affect our business and operating results. None of our customers is subject to any minimum purchase requirements, and many of our VAR and OEM customers offer competitive systems manufactured by third parties. Each of our VAR and OEM customers and dealers can cease marketing products at their respective option, and the loss of one or more significant customers could materially adversely affect our business and operating results.

EXPANSION OF INTERNATIONAL SALES EFFORTS

	An important component of our business plan includes increasing our sales to customers outside the United States, which represented 41% of our net sales in fiscal 2000. In order to increase overseas sales, it may be necessary or desirable for us to expand our sales force or establish additional offices outside the United States. The increased costs of hiring new personnel or establishing offices could have a material adverse effect on our results of operations and financial condition.

DEPENDENCE UPON KEY PERSONNEL

	Our continued success will depend to a significant degree upon the efforts and abilities of our senior management, in particular, Richard A. Linden, our President and Chief Executive Officer, William Mortimore, our founder and Chief Strategy Officer, William L. Stafford, Vice President, Sales-OEM/VAR, Joseph R. Gentile, Vice President, System Sales, Beth Frost-Johnson, Vice President, Marketing, David M. Noshay, Vice President, MergeWeb Business Unit, Anton van Kimmenade, Vice President, Worldwide Service and Colleen M. Doan, Chief Financial Officer. Of these key personnel, only Mr. Linden, Mr. Mortimore and Mr. van Kimmenade have employment agreements with us. The loss of the services of any of these officers could have a material adverse effect on us.

POTENTIAL DIFFICULTY IN HIRING ADDITIONAL SALES AND ENGINEERING PERSONNEL

	Our ability to carry out our business plan depends in part upon our ability to hire and retain skilled sales and marketing professionals and engineering specialists. Although we believe we will be able to hire qualified personnel for such purposes, our inability to do so could materially adversely affect our ability to market, sell and enhance our product lines. The market for qualified experienced sales and marketing professionals and engineering specialists has historically been, and we expect that we will continue to be, intensely competitive. The inability to recruit and retain qualified employees could materially adversely affect our results of operations and financial condition.

PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

	We have received U.S. Patent No. 5,740,428 dated April 14, 1998, U.S. Patent No. 5,950,207 dated September 7, 1999, New Zealand Patent No. 306009 dated February 7, 1996 and Australia Patent No. 704804 dated


						  --4--

August 12, 1999 for one aspect of our Workflow technology. A U.S. patent has been applied for Distributed Architecture for Health Care Environment, Patent Application No. 09/151902 underlying our MergeWeb Workflow technology. We have also applied for additional foreign patents; however we generally do not rely solely on patent protection with respect to our products. Instead, we rely on a combination of copyright and trade secret laws, employee and third party confidentiality agreements and other measures to protect intellectual property rights pertaining to our systems and technology. There can be no assurance, however, that applicable copyright or trade secret laws or these agreements will provide meaningful protection of our copyrights, trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such copyrights, trade secrets, know-how or other proprietary information. In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that third parties will not assert patent, copyright or other intellectual property infringement claims against us with respect to our products or technology or other matters. Any such claims against us, with or without merit, as well as claims initiated by us against third parties, can be time-consuming and expensive to defend or prosecute and resolve. To date, we have not initiated any intellectual property infringement claims and no such claims have been asserted against us.

GOVERNMENT REGULATION

	The manufacturing and marketing of our products are subject to government regulation as medical devices in the United States by the United States Food and Drug Administration (the "FDA") and in other countries by corresponding foreign regulatory authorities. The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive and uncertain. We believe that our success depends upon commercial sales of improved versions of our products, certain of which cannot be marketed in the United States and other regulated markets unless and until we obtain clearance or approval from the FDA and its foreign counterparts. Failure to comply with applicable regulatory requirements could result, among other things, in warning letters, seizures of our products, total or partial suspension of our production operations, refusal of the government to grant market clearance or pre-market approval, withdrawal of approvals or criminal prosecution.

	We are also subject to other federal, state and local laws and regulations relating to safe working conditions and manufacturing practices. In addition, sales of our products outside the United States are subject to various foreign regulatory requirements. The extent of government regulation that might result from any future legislation or administrative action cannot be predicted. Failure to comply with domestic regulatory requirements or to obtain any necessary foreign certifications or regulatory approvals, or any other failure to comply with regulatory requirements outside the United States could have a material adverse effect on our business, financial condition and results of operations.

PRODUCT LIABILITY; RISK OF PRODUCT DEFECTS

	We have licensing agreements with certain of our customers which typically contain provisions designed to limit our exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in our license agreements may not be effective under the laws of certain jurisdictions. Furthermore, although we try to include provisions limiting our exposure to product liability in our sales agreements, we are not always successful in doing so. Moreover, some of our products are sold without agreements addressing product liability claims at all. Although we have not experienced any product liability claims to date, the sale and support of products by us may entail the risk of such claims, and there can be no assurance that we will not be subject to such claims in the future. Although we have procured product liability insurance, there can be no assurance that we will continue to obtain such insurance on favorable terms or that such insurance will be sufficient to fully protect us against a successful product liability claim. A successful product liability claim brought against us could have a material adverse effect on our business, results of operations and financial condition. Software products such as those offered by us occasionally contain errors or failures, especially when first introduced or when new versions are released. Although we conduct extensive product testing, we could in the future lose or delay recognition of revenues as a result of software errors or defects, the failure of our products to meet customer specifications or otherwise. Although, to date, our business has not been materially adversely affected by any such errors, defects or failure to meet specifications, there can be no assurance that defects will not be found in new products or releases after commencement of commercial shipments or that such products will meet customer


						  --5--
specifications, resulting in loss or deferral of revenues, diversion of resources, damage to our reputation, or increased service and warranty and other costs, any of which could have a material adverse effect upon our business, operating results and financial condition.

MARKETS FOR OUR PRODUCTS ARE HIGHLY COMPETITIVE

	The markets for our products are highly competitive. Many of our customers purchase products from both us and our competitors. We have two primary competitors in the imaging acquisition network business, which includes our Connectivity products. In the DICOM software package business, we primarily compete directly and indirectly with a number of other entities, including the Radiological Society of North America ("RSNA"), which offers a version of DICOM (originally developed by Mallinckrodt Institute of Radiology) as "freeware" available to be downloaded without charge from the Internet, but which offers more limited features and no user support. We also face competition from picture archiving and communication systems ("PACS") manufacturers.

	In the application of Connectivity Products specifically for hardcopy film networks, which include the MergeAPS print server and the MergeXPI printer interface, we compete with multiple film vendors. However, since the MergeAPS print server works with any of the laser film printers available from these vendors, these companies also have purchased products from us when they have needed to interface with other competing manufacturers' products. We expect competition to increase in the future from existing competitors and from other companies that may enter our existing or future markets. We could also face competition from networking equipment and telecommunications manufacturers if such companies were either to develop DICOM capability for their products, or purchase from one of our competitors products that provide DICOM capability.

	We have competitors which include some of our OEM/VAR customers in the market for integrating the management of clinical and administrative medical information in the manner of the Integrated Healthcare Enterprise ("IHE") framework that was formulated by a joint activity of RSNA and the Hospital Information Management System Society ("HIMSS"). Competition could also arise from medical imaging companies or healthcare IT companies which choose to offer a wider product suite embracing the IHE framework.

	Our growing end-user Workflow solution sales may put us more directly in competition with our OEM and VAR customers who sell competing workflow solutions to end-users.

	Many of our current and potential competitors have greater resources than we have in areas including finance, research and development, intellectual property and marketing. Many of these competitors also have broader product lines and longer standing relationships with customers in the medical imaging field than those we have.

	We believe that our ability to compete successfully depends on a number of factors both within and outside of our control, including: applications innovation; product quality and performance; price; experienced sales, marketing and service organizations; rapid development of new products and features; continued active involvement in the development of DICOM and other medical communication standards; and product and policy decisions announced by our competitors. There can be no assurance that we will be able to compete successfully with existing or new competitors.


						  --6--

ADDITIONAL FUNDING MAY BE NECESSARY

	We believe that existing cash, together with the availability under our working capital line of credit and future cash flows from operations, will be sufficient to execute our business plan during the next 12 months. However, any projections of future cash inflows and outflows are subject to substantial uncertainty. It may be necessary to raise additional capital to meet long-term liquidity needs. If it is determined that additional capital is needed, it will be raised by selling additional equity or raising debt from third party sources. The sale of additional equity or convertible debt securities could result in dilution to current stockholders. In addition, debt financing, if available, could involve restrictive covenants, which could adversely affect operations. There can be no assurance that any of these financing alternatives, including raising additional capital, will be available in amounts or on terms acceptable to us. If we are unable to raise any needed additional capital, we could be required to significantly alter its operating plan, which could have a material adverse effect on its business, financial condition and results of operations.

NO INTENTION TO DECLARE OR PAY DIVIDENDS

	We do not currently intend to declare or pay any cash dividend on the Common Stock in the foreseeable future and we anticipate that earnings, if any, will be used to finance the development and expansion of our business. Any payment of future dividends and the amounts thereof will be dependent upon our earnings, financial requirements and other factors deemed relevant by our Board of Directors, including our contractual obligations.

POTENTIAL ADVERSE IMPACT OF PREFERRED STOCK ON RIGHTS OF COMMON STOCK

	Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, our Board of Directors will have the authority to issue up to 5,000,000 Shares of Preferred Stock and to determine the price, rights, preferences and privileges of those Shares without any further vote or action by the shareholders. As of the date of this Prospectus, we have issued 637,236 Shares of Series A Preferred Stock. We also have issued one share of Preferred Stock in connection with a voting trust established for the benefit of holders of exchangeable shares, 388,743 of which are outstanding as of the date of this Prospectus. The rights of the holders of Common Stock presently are subject to the terms and conditions of the Series A Preferred Stock and will be subject to, and may be materially adversely affected by, the rights of the holders of any additional Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. Although we have no present plans to issue additional Shares of Preferred Stock, there can be no assurance that we will not do so in the future.

ANTITAKEOVER MEASURES

	Our Articles of Incorporation and By-Laws, along with Wisconsin statutory law, contain provisions that could discourage potential acquisition proposals and might delay or prevent a change in control of us. Such provisions could result in us being less attractive to a potential acquirer and could result in the shareholders receiving less for their Shares than otherwise might be available in the event of a takeover attempt.


					     THE COMPANY

	Merge Technologies Incorporated ("Merge") is in the business of integrating radiology images and information into healthcare enterprise networks. Our products and services enhance the quality of healthcare provided to patients because they improve radiology workflow efficiencies, reduce healthcare operating costs and improve clinical decision making processes. We deliver this tangible value to facilities of all sizes, but we specifically target small to medium size healthcare facilities, multi-hospital groups, clinics and diagnostic imaging centers by working with our customers to offer unique, phased, cost effective solutions to solve their image and information management and radiology workflow needs.


						  --7--

	We were was founded in 1987. We have has historically been viewed as the leading provider of medical diagnostic imaging and information connectivity technologies and consulting solutions for healthcare facilities worldwide. Today, we are at the forefront of integrated radiology workflow research and development bringing software applications to the marketplace that will enable the seamless integration of images, information, technology and people across the electronic healthcare enterprise.

	Through our founder and Chairman, William C. Mortimore, we believe that we have been a key contributor to the development of the industry's standard network communications protocol known as Digital Imaging Communications in Medicine ("DICOM"), open medical standards like HL-7 and the Integrated Healthcare Enterprise ("IHE") framework that has been created through an initiative co-sponsored by the Radiological Society of North America ("RSNA") and the Healthcare Information and Management Systems Society ("HIMSS"). The IHE initiative represents a consortium of more than thirty companies in the Radiology and Healthcare Information Systems fields. This set of requirements has paved the way for healthcare organizations to begin in earnest to integrate the complex workflow systems of the radiology department with the entire healthcare system by using equipment and software applications that connect the various image and communication components. We have incorporated these standards in all its connectivity solutions and software applications establishing the basis for seamless integration of images and healthcare information across an organization's Intranet or over the Internet.

	Radiology departments and diagnostic imaging centers and their customers benefit from our solutions in a variety of ways including:
(i) networking of multiple image-producing and image-using devices to eliminate duplication and reduce the need for capital equipment expenditures to build digital image and information networks; (ii) creating permanent electronic archives of diagnostic-quality images to enable the retrieval of these images and reports at any time in the future; (iii) accessing our modular architecture of products that allow radiology departments, clinics and diagnostic imaging centers to build their electronic image and information management systems in a phased, flexible and cost-effective way; and (iv) delivering the capability to integrate diagnostic radiology images into the radiologist's report to make it a permanent part of the patient's electronic medical record.

	We are a Wisconsin corporation and were incorporated on November 25, 1987. Our executive offices are located at 1126 South 70th Street, Suite S107B, Milwaukee, Wisconsin 53214-3151. Our telephone number is
(414) 977-4000 and our Internet address is www.merge.com.


			 SHARES TO BE ISSUED IN CONNECTION WITH
			        THE EXERCISE OF WARRANTS

	During 2001, we completed a private offering of our securities which consisted of units made up of one Share and one Warrant to purchase one-half Share. In the aggregate, the Warrants entitle the holders of the Warrants to purchase 403,225 Shares at an exercise price of $2.00 per Share. The Warrants are exercisable commencing six months from the date each Warrant is issued and ending on the date which is four years from the date of issuance.

	At various times during 2000 and 2001, we issued Warrants to purchase 343,885 Shares, of which Warrants to purchase 331,385 Shares are still outstanding. The exercise price of these Warrants is $1.00 per Share. These Warrants were issued in connection with two private offerings of our
securities.   The Warrants are exercisable for a period of three years.

	During 2000, we issued Warrants to purchase 100,000 Shares at $1.156 per Share to a person in connection with services rendered to us in one of our previous private placements. This Warrant is exercisable for a period of five years.

	All of the Warrants possess anti-dilution provisions for stock dividends, splits, mergers, sale of substantially all of our assets, and for other events. We issued all of the Warrants in transactions exempt from the registration requirements of the Securities Act as a private offering. As a result, none of the Warrants are freely transferable and there is no market for the Warrants.


						  --8--

	The holder of a Warrant may exercise his, her or its purchase rights, in whole or in part, at any time, or from time to time, prior to the Warrant expiration date. To make such exercise, the holder must notify us, in writing, at our offices of his, her or its intention to exercise the Warrants and the number of Shares to be purchased. The holder must also submit payment for the purchase price of the Shares in the form of cash, certified or cashier's check or wire transfer. If the holder does not exercise all of the Warrants, the holder will receive new Warrants equal to the difference between the number of Shares subject to the original Warrants and the number of Shares purchased pursuant to the Warrant exercise.


			    SHARES TO BE ISSUED IN CONNECTION WITH
			 	THE CONVERSION OF PREFERRED STOCK

	During late 2000 and early 2001, we completed a private offering of our securities which consisted of 637,236 Shares of Series A Preferred Stock ("Preferred Stock"). The terms of the Preferred Stock provide for the conversion of the Preferred Stock into Shares of Common Stock on a one share for one share basis at any time, in the sole discretion of the holder. See "Description of Securities - Preferred Stock" for further information concerning the Preferred Stock.

	The holder of Preferred Stock may exercise his, her or its conversion rights in whole or in part, at any time, or from time to time. To make such election, the holder must notify us, in writing, at our office of his, her or its intention to convert. If the holder does not convert all of the Preferred Stock, the holder will receive a new certificate for Preferred Stock equal to the difference between the original number of shares of Preferred Stock and the number of shares of Preferred Stock converted.


			    USE OF PROCEEDS FROM WARRANT EXERCISES

	If all Warrants are exercised, we will receive proceeds of $1,253,435. We will not receive any of the proceeds of any of the Shares sold by the Selling Shareholders. We estimate that expenses incurred in connection with this Offering will be approximately $7,500, all of which costs we will pay.
We will add these proceeds to funds that we generate from other sources, including operating cash flow, and use the proceeds for general business purposes. Pending use of the proceeds as described above, we intend to invest such proceeds in high grade, short-term interest bearing investments.


						  --9--

					 SELLING SHAREHOLDERS

	The Selling Shareholders may offer up to 2,540,414 Shares pursuant to this Prospectus. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The following table sets forth certain information with respect to the Selling Shareholders and the Shares which they either presently own or will own after exercise of the Warrants.

														    Shares to be
						  Shares Beneficially	 	   Shares		    Beneficially
						      Owned Prior		 	   Being		    Owned After
							to Offering			  Offered		    Offering (1)
						-------------------------	-----------		--------------------
Selling Shareholders			Number		Percent				Number	 Percent
Harvey L. Poppel..................	1,158,466(3)	  15%		  910,166		248,300	    4%
Robert T.Geras....................    747,875(4)	  11%		    1,786	      746,089	   11%
William C. Mortimore..............	  690,351(5)	  10%	         30,473	      659,878	    9%
Dolphin Offshore Partners L.P.....    508,065(6)	   7%         508,065	          ---	    *
Richard A. Linden.................	  251,850(7)         4%		  145,350         106,500	    2%
Crestview Capital Fund, L.P.......	  241,937(8)	   3%		  241,937		    ---	    *
Belle Haven Investments L.P.......	  196,774(9)	   3%         196,774		    ---         *
Urbanek Family L.P................    169,354(10)	   2%         169,354		    ---	    *
William L. Stafford...............	  126,477(11)	   2%		   11,667		114,810	    2%
RW Urbanek MD PC Pension
Profit Sharing DTD 7/1/77.........	  120,967(12)	   2%		  120,967		    ---	    *
Anton van Kimmenade...............	  118,014(13)	   2%		   13,600		104,414	    1%
Hymie S. Negin....................	  112,418(14)	   2%		   24,918		 87,500	    1%
Robert A. Barish, M.D.............	   59,840(15)        1%		   42,340		 17,500	    *
Mitch Goldsmith...................     54,097(16)	   1%		   13,851	       40,246	    1%
Belle Haven Fund L.L.C............	   48,387(17)	   1%		   48,387		    ---	    *
Michael D. Dunham.................	   26,735(18)	   *		    4,235		 22,500	    *
Kay L. Pick.......................	   24,193(19)	   *		   24,193		    ---	    *
Kevin E. Moley....................	   23,749(20)	   *		    4,249	       19,500	    *
Joseph Rooney.....................	   23,459		   *		   23,459		    ---	    *
Anna Marie Hajek..................	    8,500(21)	   *		    2,500		  6,000	    *
John D. Halamka...................	    7,143(22)	   *		    2,143		  5,000	    *

	_____________



*	Less than one percent

(1)	Assumes the sale of all Shares offered by this Prospectus.


						  --10--

(2)	Except pursuant to applicable marital property laws or as indicated in
	the footnotes to this table, to the Company's knowledge, each shareholder identified in the table possess sole voting and investment power with respect to all Common Stock shown as beneficially owned by such shareholder.
(3)	Includes 588,236 convertible preferred shares held by Mr. Poppel and
	vested warrants to acquire 294,118 shares.
(4)	Reflects 203,164 shares held by trusts for the benefit of Mr. Geras'
	adult children, the beneficial ownership of which Mr. Geras disclaims, and includes vested options to acquire 17,500 shares.
(5)	Includes vested options held by Mr. Mortimore to acquire 110,792 shares.
(6)	Includes warrants by Dolpohin Offshore Partners L.P. to purchase 169,355
	shares.
(7)	Includes vested options held by Mr. Linden to acquire 50,000 shares
	shares.
(8)	Includes warrants by Crestview Capital Fund  L.P. to purchase 80,646
	shares.
(9)	Includes warrants by Belle Haven Investments L.P. to purchase 32,258
	shares.
(10)	Includes warrants by Urbanek Family L.P. to purchase 56,451 shares.
(11)	Includes vested warrants and options held by Mr. Stafford to acquire
	86,889 shares.
(12)	Includes warrants by RW Urbanek MD PC Pension Profit Sharing DTD 7/1/77
	to purchase 40,322 shares.
(13)	Includes vested warrants and options held by Mr. van Kimmenade to
	acquire 96,320 shares.
(14)	Includes 50,000 shares of Merge Technologies Canada Ltd. stock held by
	Mr. Negin which may be converted into 50,000 shares of Merge Technologies Incorporated Common Stock, 15,000 convertible preferred shares and vested warrants and options to acquire 60,000 shares.
(15)	Includes 25,000 convertible preferred shares held by Dr. Barish and
	vested warrants and options to acquire 35,000 shares.
(16)	Includes vested warrants held by Mr. Goldsmith to acquire 13,500 shares.
(17)	Includes warrants by Belle Haven Fund L.L.C. to purchase 16,129 shares.
(18)	Includes vested options held by Mr. Dunham to acquire 22,500 shares.
(19)	Includes warrants by Ms. Pick to purchase 8,064 shares.
(20)	Includes vested options held by Mr. Moley to acquire 17,500 shares.
(21)	Includes vested options held by Ms. Hajek to acquire 5,000 shares.
(22)	Includes vested options held by Dr. Halamka to acquire 5,000 shares.

	Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations thereunder, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market-making activities with respect to the Shares during the applicable "cooling off" period prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Securities Act, in connection with transactions in the Shares, which provisions may limit the timing of purchases and sales of Shares.


					PLAN OF DISTRIBUTION

	This Prospectus, as appropriately amended or supplemented, may be used from time to time by the Selling Shareholders, or their transferees, to offer and sell the Shares in transactions in which the Selling Shareholders and any broker-dealer through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. We will not receive any of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Shares.

	We anticipate that resales of the Shares by the Selling Shareholders will be effected from time to time on the open market in ordinary brokerage transactions in the Nasdaq SmallCap Market ("Nasdaq Small Cap"), on which the Shares are included for quotation, in the over-the-counter market, or in private transactions. The Shares will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Shares may be offered directly by the Selling Shareholders or through brokers or dealers. A member firm of the National Association of Securities Dealers, Inc. ("NASD") may be engaged to act as the Selling Shareholders' agent in the sale of the Shares by the Selling Shareholders and/or may acquire Shares as principal. Member firms participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such Shares, from such purchaser), such commissions computed, in appropriate cases, in accordance with the applicable rates of the NASD, which commissions may be negotiated rates where permissible. Sales of the Shares by the member firm may be made on the Nasdaq SmallCap from time to time at prices related to prices then prevailing.

	Participating broker-dealers may agree with the Selling Shareholders to sell the specified number of Shares at a stipulated price per Share and, to the extent such broker dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer's


						  --11--
commitment to the Selling Shareholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions on the Nasdaq SmallCap Market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

	Upon the Selling Shareholders notifying us that a particular offer to sell the Shares is made and a material arrangement has been entered into with a broker-dealer for the sale of Shares, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(b) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade, including: (i) the number of Shares involved;
(ii) the price at which the Shares were sold; (iii) any participating brokers, dealers, agents or member firm involved; (iv) any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the Selling Shareholders; and (v) other facts material to the transaction.

	Shares may be sold directly by the Selling Shareholders or through agents designated by the Selling Shareholders from time to time. Unless otherwise indicated in the supplement to this Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

	The Selling Shareholders and any brokers, dealers, agents, member firm or others that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

	The Selling Shareholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Securities Act, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Shares.

	We will pay substantially all the expenses incident to this offering of the Shares by the Selling Shareholders to the public other than brokerage fees, commissions and discounts of underwriters, dealers or agents.

	In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and us or the Selling Shareholders comply with the applicable requirements.


					DESCRIPTION OF SECURITIES

	Our authorized capital stock consists of 30,000,000 Shares of Common Stock, par value $.01 per share, and 5,000,000 Shares of Preferred Stock, par value $.01 per share, of which we have designated 1,000,000 Shares as Series A Preferred Stock. As of the date of this Prospectus, there were 7,010,077 Shares of Common Stock and 637,236 shares of Series A Preferred Stock outstanding.

	The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation (the "Articles ") and By-Laws, copies of which are available for review upon request.

Common Stock

	Holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at a meeting of stockholders. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of voting Shares voting for the election of directors can elect all of the members of the Board of Directors. The Common Stock has no preemptive rights and no redemption or conversion privileges. Subject to any preferences of any outstanding Preferred Stock, the holders of the outstanding Shares of Common Stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for


						  --12--
distribution to the stockholders. A majority vote of Shares represented at a meeting at which a quorum is present is sufficient for most actions that require the vote of stockholders. All of the outstanding Shares of the Common Stock are fully-paid and non-assessable. (See "Certain Statutory and Other Provisions.")

Preferred Stock

	Our Board of Directors may, without further action by our stockholders, from time to time, issue shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Any dividend preference of any Preferred Stock which may be issued would reduce the amount of funds available for the payment of dividends on Common Stock. Also, holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution, or winding-up of us before any payment is made to the holders of Common Stock. Under certain circumstances, the issuance of such Preferred Stock may render more difficult or tend to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or he removal of incumbent management. Although we presently have no plans to issue any additional shares of Preferred Stock, the Board of Directors, without stockholder approval, may issue Preferred Stock with voting and conversion rights which could adversely affect the holders of Common Stock.

	Series A Preferred Stock.  Holders of Series A Preferred Stock are
	-------------------------
entitled to receive dividends at the rate of 8% per annum, payable in quarterly installments in cash or in Common Stock, at the discretion of our Board of Directors If we are liquidated, holders of Series A Preferred Stock are entitled to receive a liquidation preference in an amount equal to the stated value of the Series A Preferred Stock less any distributions of assets and funds distributed to holders of Series A Preferred Stock, including dividends and/or redemption proceeds from redemptions of Series A Preferred Stock, and including all accrued and unpaid dividends.

	The Series A Preferred Stock ranks senior to the Common Stock and all other Preferred Stock which is junior to the Series A Preferred Stock.

	The Series A Preferred Stock is convertible, at any time and from time to time, at the sole discretion of the holder of Series A Preferred Stock, into Common Stock at the rate of one share of Series A Preferred Stock for one share of Common Stock, subject to adjustment as set forth in our Certificate of Designations for the Series A Preferred Stock. Upon the occurrence of both of (i) the closing bid price of our Common Stock at $4.00 or more for 30 consecutive trading days on the Nasdaq SmallCap Market or any other exchange or trading market on which our Common Stock is traded and (ii) registration of the Common Stock underlying the Series A Preferred Stock with the Securities and Exchange Commission, then the Series A Preferred Stock automatically converts into Common Stock.

	The Series A Preferred Stock will be adjusted in the event of a capital reorganization or reclassification, consolidation, merger or other business combination.

	Each share of Series A Preferred Stock is entitled to cast a number of votes equal to the number of Shares of Common Stock into which each share of Series A Preferred Stock is convertible. Holders of Series A Preferred Stock and Common Stockholders are entitled to vote as one class on all matters as to which shareholders are entitled to vote, unless otherwise provided by applicable law. All of the outstanding shares of Series A Preferred Stock are fully paid and non-assessable.

Limitation of Director Liability

	Section 180.0828 of the Wisconsin Business Corporation Law ("WBCL") provides that officers and directors of domestic corporations may be personally liable only for intentional breaches of fiduciary duties, criminal acts, transactions from which the director derived an improper personal profit and wilful misconduct. These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted us and our shareholders. The employment agreements of certain directors and officers contain a provision similar to the provisions of the WBCL.


						  --13--

Indemnification

	Under the WBCL, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to us and such breach or failure constituted: (i) a wilful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) wilful misconduct. The WBCL allows a corporation to limit its obligation to indemnify officers and directors by providing so in its articles of incorporation. Our By-Laws provide for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.

Certain Statutory and Other Provisions

	The provisions of our By-Laws and the WBCL described in this section may delay or make more difficult acquisitions or changes of control of us not approved by our Board of Directors. Such provisions have been implemented to enable us, particularly (but not exclusively) in the initial years of our existence as a publicly-traded company, to develop our business in a manner which will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in our best interests and our shareholders. Such provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of us although such proposals, if made, might be considered desirable by a majority of our shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of the Board of Directors.

	Number of Directors; Removal; Vacancies. The By-Laws currently provide that the number of Directors shall be not less than three nor greater than eleven. The authorized number of Directors may be changed by amendment of the By-Laws. The By-Laws also provide that our Board of Directors shall have the exclusive right to fill vacancies on the Board of Directors, including vacancies created by expansion of the Board or removal of a Director, and that any Director elected to fill a vacancy shall serve until the next annual meeting of shareholders. The By-Laws further provide that Directors may be removed by the shareholders only by the affirmative vote of the holders of at least a majority of the votes then entitled to be cast in an election of Directors. This provision, in conjunction with the provisions of the By-Laws authorizing the Board to fill vacant Directorships, could prevent shareholders from removing incumbent Directors and filling the resulting vacancies with their own nominees.

	Amendments to the Articles of Incorporation. The WBCL provides authority to us to amend our Articles at any time to add or change a provision that is required or permitted to be included in the Articles or to delete a provision that is not required to be included in the Articles. The Company's Board of Directors may propose one or more amendments to our Articles for submission to shareholders and may condition its submission of the proposed amendment on any basis if the Board of Directors notifies each shareholder, whether or not entitled to vote, of the shareholders' meeting at which the proposed amendment will be voted upon.

	Constituency or Stakeholder Provision. Under Section 180.0827 of the WBCL (the "Wisconsin Stakeholder Provision"), in discharging his or her duties to us and in determining what he or she believes to be in our best interests of, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which we operate and any other factors that the director or officer considers pertinent.

	Wisconsin Antitakeover Statutes. Sections 180.1140 to 180.1144 of the WBCL (the "Wisconsin Business Combination Statute") regulate the broad range of "business combinations" between a "resident domestic corporation" (such as us) and an "interested stockholder." The Wisconsin Business Combination
Statute defines a "business combination" to include a merger or share exchange, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of the corporation or 10%


						  --14--
of its earning power, or the issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, the adoption of a plan of liquidation or dissolution and certain other transactions involving an "interested stockholder," defined as a person who beneficially owns 10% of the voting power of the outstanding voting stock of the corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. Section 180.1141 of the Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Accordingly, the Wisconsin Business Combination Statute's prohibition on business combinations cannot be avoided during the three-year period by subsequent action of the board of directors or shareholders. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock by the interested stockholder prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder or (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount.

	In addition, the WBCL provides in Sections 180.1130 to 180.1133 that business combinations involving a "significant shareholder" (as defined below) and a "resident domestic corporation" (such as us) are subject to a two-thirds supermajority vote of shareholders (the "Wisconsin Fair Price Statute"), in addition to any approval otherwise required. A "significant shareholder," with respect to a resident domestic corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. As a result of completing our initial public offering of Common Stock in 1998, we are an "issuing public corporation." Under
Section 180.1131 and Section 180.1132 of the WBCL, the business combinations described above must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (i) the aggregate value of the per share consideration is equal to the higher of (a) the highest price paid for any common stock of the corporation by the significant shareholder in the transaction in which it became a significant shareholder of within two years before the date of the business combination, (b) the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled, and
(ii) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

	Section 180.1134 of the WBCL (the "Wisconsin Defensive Action Restrictions") provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to (i) acquire more than 5% of the outstanding voting shares at a price above the market price from any individual who or organization which owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares, or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation. The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring shares of Common Stock with the goal of seeking to have us repurchase such shares at a premium over the market price.

	Section 180.1150 of the WBCL provides that the voting power of shares of public Wisconsin corporations such as us held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to


						  --16--
shares acquired directly from us or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

	Certain Antitakeover Effects. Certain provisions of our Articles and By-Laws may have significant antitakeover effects, including the ability of the remaining directors to fill vacancies, and the ability of the Board of Directors to issue "blank check" preferred stock which, in turn, allows the directors to adopt a so-called "rights plan" which would entitle shareholders han a hostile bidder) to acquire our stock at a discount.

	The explicit grant in the Wisconsin Stakeholder Provision of discretion to directors to consider nonshareholder constituencies could, in the context of an "auction" of us, have antitakeover effects in situations where the interests of our stakeholders, including employees, suppliers, customers and communities in which we do business, conflict with the short-term maximization of shareholder value.

	The Wisconsin Fair Price Statute may discourage any attempt by a shareholder to squeeze out other shareholders without offering an appropriate premium purchase price. In addition, the Wisconsin Defensive Action Restrictions may have the effect of deterring a shareholder from acquiring Common Stock with the goal of seeking to have us repurchase Common Stock at a premium. The WBCL statutory provisions and our Articles and By-Law provisions referenced above are intended to encourage persons seeking to acquire control of us to initiate such an acquisition through arms-length negotiations with our Board of Directors and to ensure that sufficient time for consideration of such a proposal, and any alternatives, is available. Such measures are also designed to discourage investors from attempting to accumulate a significant minority position in us and then use the threat of a proxy contest as a means to pressure us to repurchase Common Stock at a premium over the market value. To the extent that such measures make it more difficult for, or discourage, a proxy contest or the assumption of control by a holder of a substantial block of Common Stock, they could increase the likelihood that incumbent Directors will retain their positions and may also have the effect of discouraging a tender offer or other attempt to obtain control of us, even though such attempt might be beneficial to us and its shareholders.

	The Board of Directors and the shareholders have approved resolutions for us to "opt-out" of Section 180.1141, Section 180.1131 and Section 180.1150 of the WBCL.

Transfer Agent

	The transfer agent for the Common Stock is Firstar Trust Company.


						LEGAL MATTERS

	The validity of the issuance of the Shares offered hereby has been passed on for us by Herrling, Clark, Hartzheim & Siddall, Ltd., as special securities counsel to Merge Technologies Incorporated for this offering. We are represented by Shefsky & Froelich Ltd. for other corporate and securities law matters.


						   EXPERTS

	The consolidated balance sheets of Merge Technologies Incorporated and subsidiaries as of December 31, 2000 and December 31, 1999 and the related consolidated statements of operations, shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference in this Prospectus and the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.


						  --16--

					AVAILABLE INFORMATION

	We have has filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.
The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth below.

	We are is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is included for quotation on the Nasdaq SmallCap
Market and these reports, proxy statements and other information concerning us may be inspected at the office of the Nasdaq Market, 1735 K Street, N.W., Washington, D.C. 20006.


						  --17--

No dealer, salesperson or other person
has been authorized to give any
information or to make any representations 		2,540,414 Shares
other than those contained in this
Prospectus and, if given or made, such
information or representations must not be
relied upon as having been authorized by
the Company. This Prospectus does not
constitute an offer to sell or a
solicitation of an offer to buy to any
person in any jurisdiction in which such
offer or solicitation would be unlawful or     	   Merge Technologies
to any person to whom it is unlawful.  		      Incorporated
Neither the delivery of this Prospectus
nor any offer or sale made hereunder shall,
under any circumstances, create any
implication that there has been no change
in the affairs of the Company or that
information contained herein is correct as
of any time subsequent to the date hereof.
									Common Stock
								    ($0.01 par value)




TABLE OF CONTENTS						       PROSPECTUS
									 ----------
							Page
							----
DOCUMENTS INCORPORATED BY REFERENCE.........2

RISK FACTORS................................3

THE COMPANY.................................7

USE OF PROCEEDS FROM WARRANT EXERCISES......9

SELLING SHAREHOLDERS........................9

PLAN OF DISTRIBUTION.......................10

DESCRIPTION OF SECURITIES..................11

LEGAL MATTERS..............................15

EXPERTS....................................16

AVAILABLE INFORMATION......................16


						  --18--

		PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

	The following is a schedule of the estimated expenses to be incurred by the Company in connection with the issuance and sale of the securities being registered hereby.

	Registration Fee.............................		$    2,641.14
	Blue Sky Fees and Expenses...................		$    7,500.00
	Accounting Fees and Expenses.................		$    3,500.00*
	Legal Fees and Expenses......................		$    5,000.00*
	Printing Expenses............................		$      100.00*
	Transfer Agent and Registrar Fees............		$      100.00*
	Miscellaneous................................		$    1,000.00*
										-------------
	Total........................................		$   19,841.14*
										=============

	*Estimated.


ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

	Under the WBCL, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to us and such breach or failure constituted: (i) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. The WBCL allows a corporation to limit its obligation to indemnify officers and directors by providing so in its articles of incorporation. Our By-Laws provide for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.


ITEM 16.	EXHIBITS

EXHIBIT NO.
-----------
4(a)		Form of Warrant issued in 2001 private placement

4(b)		Form of Warrant issued in 2000 private placement

4(c)		Form of Warrant issued in connection with a financial advisory
		agreement

5		Opinion of Herrling, Clark, Hartzheim & Siddall, Ltd. regarding
		legality

23.1		Consent of KPMG LLP


ITEM 17.	UNDERTAKINGS
		------------
	A.	The Registrant hereby undertakes:


						  --1--

		(1)	To file, during any period in which offers or sales are
			being made, a post-effective amendment to this registration
			statement:
			(i)	To include any prospectus required by Section 10(a)(3)
				of the Act;

			(ii)	To reflect in the prospectus any facts of events
				arising after the effective date of the registration
				statement (or the most recent post-effective amendment
				thereof) which, individually or in the aggregate,
				represent a fundamental change in the information set
				forth in the registration statement; and

			(iii)	To include any material information with respect to the
				plan of distribution not previously disclosed in the
				registration statement or any material change to such
				information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

		(2)	That, for the purpose of determining any liability under the
	Act, each post-effective amendment shall be deemed to be a new
	registration statement relating to the securities offered therein, and
	the offering of such securities at that time shall be deemed to be the
	initial bona fide offering thereof.

		(3)	To remove from registration by means of a post-effective
	amendment any of the securities being registered which remain unsold at the termination of the offering.

	C.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	B.	Indemnification
		---------------
	Insofar as indemnification for liabilities arising under the Securities ct may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


						  --2--

						SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on December 21, 2001.

						Merge Technologies Incorporated


					By:	/s/ Richard A. Linden
						--------------------------------------
						Richard A. Linden, President and Chief
						Executive Officer


					GRANT OF POWER OF ATTORNEY

	Each person whose signature appears below as a Director and/or officer of Merge Technologies Incorporated hereby constitutes and appoints Richard A. Linden and Colleen M. Doan his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all subsequent amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

	Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES							TITLE 						DATE


/s/ Richard A. Linden
-----------------------------
Richard A. Linden				President and Chief Executive Officer, Director		December 21, 2001


/s/ William C. Mortimore
-----------------------------
William C. Mortimore			Director and Chief Strategist					December 21, 2001


/s/ Robert T.  Geras
-----------------------------
Robert T.  Geras		  	 	Director								December 21, 2001


/s/ Robert A.  Barish, M.D.
-----------------------------
Robert A.  Barish, M.D.			Director								December 21, 2001


/s/ Michael D.  Dunham
-----------------------------
Michael D.  Dunham			Director								December 21, 2001


						--PAGE 3--


/s/ John D. Halamka, M.D.
-----------------------------
John D. Halamka				Director								December 21, 2001


/s/ Hymie S. Negin
-----------------------------
Hymie S. Negin				Director								December 21, 2001


/s/Anna M. Hajek
-----------------------------
Anna M. Hajek				Director								December 21, 2001


/s/ Colleen M. Doan
-----------------------------
Colleen Doan				Chief Financial Officer, Secretary and 			December 21, 2001
						Treasurer (Principal Accounting Officer
						and Principal Financial Officer)


						  --4--

					     EXHIBIT 4(a)
					     ------------
					   FORM OF WARRANT
					   ---------------
	No. _____________							_________ Shares

FOR VALUE RECEIVED, Merge Technologies Incorporated (the "Company"), hereby certifies that _________________ or a permitted assign thereof, is entitled to purchase from the Company, up to __________ fully paid and nonassessable shares of the common stock of the Company at a purchase price of $2.00 per share. Upon issuance, all shares shall be fully vested. (Hereinafter:
(i) said common stock, together with any other equity securities which may be issued by the Company with respect thereto or in substitution therefore, is referred to as the "Common Stock;" (ii) the shares of the Common Stock purchasable hereunder or under any other Warrant (as hereinafter defined) are referred to as the "Warrant Shares;" (iii) the aggregate purchase price payable hereunder for the Warrant Shares is referred to as the "Aggregate Warrant Price;" (iv) the price payable hereunder for each of the Warrant
Shares is referred to as the "Per Share Warrant Price;" (v) this Warrant, all identical warrants issued on the date hereof and all warrants hereafter issued in exchange or substitution for this Warrant or such other warrants are referred to as the "Warrants;" and (vi) the holder of this Warrant is referred to as the "Holder" and the holder of this Warrant and all other Warrants are referred to as the "Holders.") The Aggregate Warrant Price is not subject to adjustment. The Per Share Warrant Price is subject to adjustment as hereinafter provided; in the event of any such adjustment, the number of Warrant Shares shall be adjusted by dividing the Aggregate Warrant Price by the Per Share Warrant Price in effect immediately after such adjustment.

I.	Exercise of Warrant.
	--------------------
	A.	Warrant Exercise

	This Warrant may be exercised, in whole at any time or in part from time to time, commencing six (6) months from the date of issuance set forth on the last page hereof (the "Initial Exercise Date"), and prior to 5:00 P.M., Central time, on the date which is four years from the original date of issuance of this warrant ("Expiration Date"). However, if after the Initial Exercise Date, the closing price of the Company's Common Stock is at least $4.00 per share for thirty (30) consecutive trading days, and the Company has an effective registration statement for the issuance of the Warrant Shares by the Company to the Holder throughout said thirty (30) day period, then the Holder will have thirty
	(30) days from such thirtieth consecutive trading day at $4.00 per share to exercise this Warrant. If this Warrant is not exercised on or before the Expiration Date, as may be accelerated, as set forth in the previous sentence, the unexercised portion of the Warrant will lapse and this Warrant shall not have any more force or effect. This Warrant may be exercised by the Holder by the surrender of this Warrant (with the notice of exercise form at the end hereof duly executed) at the address set forth in Subsection IX(A) hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part. Payment for Warrant Shares shall be made by certified or official bank check payable to the order of the Company, or such other form of payment acceptable to the Company in its sole discretion.

	If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Common Stock, and the Holder is entitled to receive a new Warrant covering the Warrant Shares which have not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such Warrant Shares. Upon such surrender of this Warrant, the Company will (a) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine).



					  --1--

II.	Reservation of Warrant Shares.
	------------------------------
	Company will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the shares of the Common Stock receivable upon the exercise of this Warrant.

III.	Protection Against Certain Dilutive Events.
	-------------------------------------------
	A.	In case the Company shall hereafter:  (i) pay a dividend or make
		a distribution on its capital stock in shares of Common Stock;
		(ii) subdivide its outstanding shares of Common Stock into a
		greater or lesser number of shares; (iii) combine its outstanding
		shares of Common Stock into a smaller number of shares; or
		(iv) issue by reclassification of its Common Stock any shares of
		capital stock of the Company, the Per Share Warrant Price shall be
		adjusted so that the Holder of any Warrant upon the exercise
		hereof shall be entitled to receive the number of shares of Common
		Stock or other capital stock of the Company which he would have
		owned immediately prior thereto.  An adjustment made pursuant to
		this Subsection III(A) shall become effective immediately after the
		record date in the case of a dividend or distribution and shall
		become effective immediately after the effective date in the case
		of a subdivision, combination or reclassification

	B.	In case of any capital reorganization or reclassification, or any
		consolidation or merger to which the Company is a party other than
		a merger or consolidation in which the Company is the continuing
		corporation, or in case of any sale or conveyance to another
		entity of the property of the Company as an entirety or
		substantially as an entirety, or in the case of any statutory
		exchange of securities with another corporation (including any
		exchange effected in connection with a merger of a third
		corporation into the Company), the Holder of this Warrant shall
		have the right thereafter to convert such Warrant into the kind
		and amount of securities, cash or other property which he would
		have owned or have been entitled to receive immediately after such
		reorganization, reclassification, consolidation, merger, statutory
		exchange, sale or conveyance had this Warrant been converted
		immediately prior to the effective date of such reorganization,
		reclassification, consolidation, merger, statutory exchange, sale
		or conveyance and, in any such case, if necessary, appropriate
		adjustment shall be made in the application of the provisions set
		forth in this Section III with respect to the rights and interests
		thereafter of the Holder of this Warrant to the end that the
		provisions set forth in this Section III shall thereafter
		correspondingly be made applicable, as nearly as may reasonably
		be, in relation to any shares of stock deliverable on the
		conversion of this Warrant.  The above provisions of this
		Subsection III(B) shall similarly apply to successive
		reorganizations, reclassifications, consolidations, mergers,
		statutory exchanges, sales or conveyances.  The issuer of any
		shares of stock or other securities or property thereafter
		deliverable on the conversion of this Warrant shall be responsible
		for all of the agreements and obligations of the Company hereunder.
		Notice of any such reorganization, reclassification, consolidation,
		merger, statutory exchange, sale or conveyance and of said
		provisions so proposed to be made, shall be mailed to the Holders
		of the Warrants not less than thirty (30) days prior to such event.
		A sale of all or substantially all of the assets of the Company
		for a consideration consisting primarily of securities shall be
		deemed a consolidation or merger for the foregoing purposes.

IV.	Fully Paid Stock; Taxes.
	------------------------
	The Company agrees that the shares of the Common Stock represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant shall, at the time of such delivery, be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights, and the Company will take all such actions as may be necessary to assure that the par value or stated value, if any, per
	share of the Common Stock is at all times equal to or less than the then
	Per Share Warrant Price.  The	Company further covenants and agrees that
	it will pay, when due and payable, any and all Federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share or certificate therefor.


						  --2--

V.	Registration Under Securities Act of 1933.
	------------------------------------------
	This warrant is subject to the terms and conditions of a Registration Rights Agreement between the Company and the holder of this warrant, the terms of which are incorporated by reference herein and made a part hereof.

VI.	Transferability.
	----------------
	This Warrant may not be sold, transferred, assigned or hypothecated by the Holder.

VII.	Loss, etc., of Warrant.
	-----------------------
	pon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

VIII.	Warrant Holder Not Shareholders.
	--------------------------------
	Except as otherwise provided herein, this Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof.

IX.	Communication.
	--------------
	No notice or other communication under this Warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is mailed by first-class mail, postage prepaid, addressed to:

	A.	the Company, c/o Merge Technologies Incorporated, Attn:  CFO,
		1126 S. 70th Street, Milwaukee, WI 53214-3151

	B.	the Holder at the address set forth below, or such other address
		as the Holder has designated in writing to the Company.

X.	Headings.
	---------
	The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

XI	Applicable Law.
	---------------
	This Warrant shall be governed by and construed in accordance with the law of state of Wisconsin without giving effect to the principles of conflicts of law thereof.


						  --3--

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its Chief Executive Officer and its corporate seal to be hereunto affixed by its Secretary this ____ day of ________, 2001 (the "Initial Exercise Date").


						MERGE TECHNOLOGIES INCORPORATED


ATTEST:



________________________________	By:_______________________________________

Colleen M. Doan, Secretary		Richard A. Linden, Chief Executive Officer





						Name of Holder:__________________________



						Address:________________________________

							  ________________________________



						  --4--

					  NOTICE OF EXERCISE
					  ------------------

To:	Merge Technologies Incorporated

	1.	The undersigned hereby elects to purchase ________________ shares
(the "Shares") of common stock no par value of Merge Technologies
Incorporated (the "Company") pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price and any transfer taxes payable pursuant to the terms of the Warrant, together with an investment representation statement in form and substance satisfactory to legal counsel to the Company.

	2.	The Shares to be received by the undersigned upon exercise of the
Warrant are being acquired for the undersigned's own account, not as a nominee or agent, and not with a view to resale or distribution of any part thereof, and the undersigned has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable federal and state securities laws. The undersigned further represents that the undersigned does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to the Shares The undersigned believes the undersigned has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares.

	3.	The undersigned understands that the Shares are characterized as
"restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in transactions not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. In this connection, the undersigned represents that the undersigned is familiar with Rule 144 of the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

	4.	The undersigned understands the certificates evidencing the Shares may bear one or all of the following legend:

		(a)	"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE
		SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

		(b)	Any legend required by applicable state law.


						  --5--

	5.	Please issue a certificate or certificates representing said
Shares in the name of the undersigned.

Dated:__________________________________
							   _________________________________
							   [Signature]



							   _________________________________
							   [Print Name]


	6.	Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned.

Dated:__________________________________
							   _________________________________
							   [Signature]




							   __________________________________
							   [Print Name]


						  --6--

					     Exhibit 4(b)
					     ------------
					   FORM OF WARRANT
					   ---------------

No.____________	____________ Shares

FOR VALUE RECEIVED, Merge Technologies, Inc. (the "Company"), hereby certifies that ______________________________ or a permitted assign thereof, is entitled to purchase from the Company, at any time or from time to time commencing ________________________, and prior to 5:00 P.M., Central Standard time, on ________________________, _________________________ (________) fully paid and nonassessable shares of the common stock, of the Company for an aggregate purchase price of _____________ (computed on the basis of US $1.00 per share). Upon issuance, all shares shall be fully vested. (Hereinafter,
(i) said common stock, together with any other equity securities which may be issued by the Company with respect thereto or in substitution therefore, is referred to as the "Common Stock," (ii) the shares of the Common Stock purchasable hereunder or under any other Warrant (as hereinafter defined) are referred to as the "Warrant Shares," (iii) the aggregate purchase price payable hereunder for the Warrant Shares is referred to as the "Aggregate Warrant Price," (iv) the price payable hereunder for each of the Warrant Shares is referred to as the "Per Share Warrant Price," (v) this Warrant, all identical warrants issued on the date hereof and all warrants hereafter issued in exchange or substitution for this Warrant or such other warrants are referred to as the "Warrants" and (vi) the holder of this Warrant is referred to as the "Holder" and the holder of this Warrant and all other Warrants are referred to as the "Holders"). The Aggregate Warrant Price is not subject to adjustment. The Per Share Warrant Price is subject to adjustment as hereinafter provided; in the event of any such adjustment, the number of Warrant Shares shall be adjusted by dividing the Aggregate Warrant Price by the Per Share Warrant Price in effect immediately after such adjustment.

Exercise of Warrant.
--------------------
	Warrant Exercise

	This Warrant may be exercised, in whole at any time or in part from time to time, commencing _______________________, and prior to 5:00 P.M.,
	Central Standard time, _______________________, by the Holder by the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in Subsection IX(a) hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part. Payment for Warrant Shares shall be made by certified or official bank check payable to the order of the Company.

	If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Common Stock, and the Holder is entitled to receive a new Warrant covering the Warrant Shares which have not been exercised and setting forth the proportionate part of the Aggregate arrant Price applicable to such Warrant Shares. Upon such surrender of this Warrant, the Company will (a) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine).

Reservation of Warrant Shares; Listing.
---------------------------------------
	The Company agrees that, prior to the expiration of this Warrant, the Company will at all times (a) have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the shares of the Common Stock receivable upon the exercise of this Warrant.

Protection Against Certain Dilutive Events.
-------------------------------------------
	In case the Company shall hereafter (i) pay a dividend or make a distribution on its capital stock in shares of Common Stock,
	(ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv)


						  --1--
	issue by reclassification of its Common Stock any shares of capital stock of the Company, the Per Share Warrant Price shall be adjusted so that the Holder of any Warrant upon the exercise hereof shall be entitled to receive the number of shares of Common Stock or other capital stock of the ompany which he would have owned immediately prior thereto. An adjustment made pursuant to this Subsection III(A) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification

	In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation (including any exchange effected in connection with a merger of a third corporation into the Company), the Holder of this Warrant shall have the right thereafter to convert such Warrant into the kind and amount of securities, cash or other property which he would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had this Warrant been converted immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this
	Section III with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this
	Section III shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock deliverable on the conversion of this Warrant. The above provisions of this Subsection III(A) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances. The issuer of any shares of stock or other securities or property thereafter deliverable on the conversion of this Warrant shall be responsible for all of the agreements and obligations of the Company hereunder. Notice of any such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and of said provisions so proposed to be made, shall be mailed to the Holders of the Warrants not less than 30 days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

Fully Paid Stock; Taxes.
------------------------
	The Company agrees that the shares of the Common Stock represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant shall, at the time of such delivery, be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights, and the Company will take all such actions as may be necessary to assure that the par value or stated value, if any, per share of the Common Stock is at all times equal to or less than the then Per Share Warrant Price. The Company further covenants and agrees that it will pay, when due and payable, any and all Federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share or certificate therefor.

Registration Under Securities Act of 1933.
------------------------------------------
	This warrant is subject to the terms and conditions of a Registration Rights Agreement between the Company and the holder of this warrant, the terms of which are incorporated by reference herein and made a part hereof.

Transferability.
----------------
	This Warrant may not be sold, transferred, assigned or hypothecated by the Holder.

Loss, etc., of Warrant.
-----------------------
	Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor
	 and denomination.


						  --2--

Warrant Holder Not Shareholders.
--------------------------------
	Except as otherwise provided herein, this Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof.

Communication.
--------------
	No notice or other communication under this Warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is mailed by first-class mail, postage prepaid, addressed to:

	the Company at 1126 S. 70th Street, Milwaukee, WI 53214-3151

	the Holder at the address set forth below, or such other address as the Holder has designated in writing to the Company.

Headings.
---------
	The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

Applicable Law.
---------------
	This Warrant shall be governed by and construed in accordance with the law of state of Wisconsin without giving effect to the principles of conflicts of law thereof.


IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its Chief Executive Officer and its corporate seal to be hereunto affixed by its Secretary this ___________________________.

							Merge Technologies Incorporated

							By:  ______________________________
								Richard A. Linden
								Chief Executive Officer


							Name of Holder:  ______________________

							Address:	________________________
									________________________
ATTEST:


___________________________
Colleen M. Doan
Secretary


						  --3--

					     Exhibit 4(c)
					     ------------
					   FORM OF WARRANT
					   ---------------
No. _____________
										____________ Shares
FOR VALUE RECEIVED, Merge Technologies, Inc. (the "Company"), hereby certifies that _____________________________. or a permitted assign thereof, is entitled to purchase from the Company, at any time or from time to time commencing
October ___, 2000, and prior to 5:00 P.M., Central Standard time, on October
 _____, 2005, _____________________ (________) fully paid and nonassessable shares of the common stock, of the Company for an aggregate purchase price of
One Hundred Fifteen Thousand Six Hundred $115,600 (computed on the basis of US
$1.156 per share).  Upon issuance, all shares shall be fully vested.
(Hereinafter, (i) said common stock, together with any other equity securities which may be issued by the Company with respect thereto or in substitution therefore, is referred to as the "Common Stock," (ii) the shares of the Common
Stock purchasable hereunder or under any other Warrant (as hereinafter defined)
are referred to as the "Warrant Shares," (iii) the aggregate purchase price payable hereunder for the Warrant Shares is referred to as the "Aggregate
Warrant Price," (iv) the price payable hereunder for each of the Warrant
Shares is referred to as the "Per Share Warrant Price," (v) this Warrant, all identical warrants issued on the date hereof and all warrants hereafter issued in exchange or substitution for this Warrant or such other warrants are referred to as the "Warrants" and (vi) the holder of this Warrant is referred to as the "Holder" and the holder of this Warrant and all other Warrants are referred to as the "Holders").  The Aggregate Warrant Price is not subject to adjustment.  The Per Share Warrant Price is subject to adjustment as hereinafter provided; in the event of any such adjustment, the number of
Warrant Shares shall be adjusted by dividing the Aggregate Warrant Price by the
Per Share Warrant Price in effect immediately after such adjustment.

I. 	Exercise of Warrant.
	--------------------
	A. 	Warrant Exercise
		----------------
	This Warrant may be exercised, in whole at any time or in part from time to time, commencing October ____, 2000, and prior to 5:00 P.M., Central Standard time, on October _____, 2005, by the Holder by the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in Subsection IX(a) hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part. Payment for Warrant Shares shall be made by certified or official bank check payable to the order of the Company or the Warrant may be exercised by surrender of the Warrant without payment of any other consideration, commission or remuneration, by execution of the cashless exercise subscription form (at the end hereof, duly executed). The number of shares to be issued in exchange for the Warrant will be computed by subtracting the Warrant Exercise Price from the closing bid price of the common stock on the date of receipt of the cashless exercise subscription form, multiplying that amount by the number of shares represented by the Warrant, and dividing by the closing bid price as of the same day.

	If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Common Stock, and the Holder is entitled to receive a new Warrant covering the Warrant Shares which have not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such Warrant Shares. Upon such surrender of this Warrant, the Company will (a) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine).

II. 	Reservation of Warrant Shares; Listing.
	---------------------------------------
	The Company agrees that, prior to the expiration of this Warrant,	the
	Company will at all times (a) have authorized and in reserve, and will
	keep available, solely for issuance or delivery upon the exercise of
	this Warrant.


						  --1--

III. 	Protection Against Certain Dilutive Events.
	-------------------------------------------
	A. 	In case the Company shall hereafter (i) pay a dividend or make a
		distribution on its capital stock in shares of Common Stock, (ii)
		subdivide its outstanding shares of Common Stock into a greater
		number of shares, (iii) combine its outstanding shares of Common
		Stock into a smaller number of shares or (iv) issue by
		reclassification of its Common Stock any shares of capital stock
		of the Company, the Per Share Warrant Price shall be adjusted so
		that the Holder of any Warrant upon the 	exercise hereof shall be
		entitled to receive the number of shares of Common Stock or other
		capital stock of the Company which he would have owned immediately
		prior thereto.  An adjustment made pursuant to this Subsection
		III(A) shall become effective immediately after the record date in
		the case of a dividend or distribution and shall become effective
		immediately after the effective date in the case of a subdivision,
		combination or reclassification

	B. 	In case of any capital reorganization or reclassification, or any
		consolidation or merger to which the Company is a party other than
		a merger or consolidation in which the Company is the continuing
		corporation, or in case of any sale or conveyance to another entity
		of the property of the Company as an entirety or substantially as
		an entirety, or in the case of any statutory exchange of securities
		with another corporation (including any exchange effected in
		connection with a merger of a third corporation (including any
		exchange effected in connection with a merger of a third
		corporation into the Company), the Holder of this Warrant shall
		have the right thereafter to convert such Warrant into the kind
		and amount of securities, cash or other property which he would
		have owned or have been entitled to receive immediately after such
		reorganization, reclassification, consolidation, merger, statutory
		exchange, sale or conveyance had this Warrant been converted
		immediately prior to the effective date of such reorganization,
		reclassification, consolidation, merger, statutory exchange, sale
		or conveyance and in any such case, if necessary, appropriate
		adjustment shall be made in the application of the provisions set
		forth in this Section III with respect to the rights and interests
		thereafter of the Holder of this Warrant to the end that the
		provisions set forth in this Section III shall thereafter
		correspondingly be made applicable, as nearly as may reasonably be,
		in relation to any shares of stock or other securities or be, in
		relation to any shares of stock or other securities or property
		thereafter deliverable on the conversion of this Warrant.  The above
		provisions of this Subsection III(A) shall similarly apply to
		successive reorganizations, reclassifications, consolidations,
		mergers, statutory exchanges, sales or conveyances.  The issuer of
		any shares of stock or other securities or property thereafter
		deliverable on the conversion of this Warrant shall be responsible
		for all of the agreements and obligations of the Company hereunder.
		Notice of any such reorganization, reclassification, consolidation,
		merger, statutory exchange, sale or conveyance and of said
		provisions so proposed to be made, shall be mailed to the Holders of
		the Warrants  not less than 30 days prior to such event.  A sale of
		all or substantially all of the assets of the Company for a
		consideration consisting primarily of securities shall be deemed a
		consolidation or merger for the foregoing purposes.

IV. 	Fully Paid Stock; Taxes.
	------------------------
	The Company agrees that the shares of the Common Stock represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant shall, at the time of such delivery, be validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights, and the Company will take all such actions as may be necessary to assure that the par value or stated value, if any, per share of the Common Stock is at all times equal to or less than the then Per Share Warrant Price. The Company further covenants and agrees that it will pay, when due and payable, any and all Federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share or certificate therefor.

V. 	Registration Under Securities Act of 1933.
	------------------------------------------
	A.	The Company agrees that if, at any time and from time to time
		during the period commencing on October 18, 200 and ending on October 18 2005, the Board of Directors of the Company shall


						  --2--
		authorize the filing of a registration statement or a post-effective amendment to a registration statement (any such registration statement being hereinafter called a "Subsequent Registration Statement") under the Act other than a registration statement on Form S-8 or other form which does not include substantially the same information as would be required in a form for the general registration of securities) in connection with the proposed offer of any of its securities by it or any of its shareholders, the Company will (i) promptly notify the Holder and each of the Holders, if any, of other Warrants and/or Warrant Shares that such Subsequent Registration Statement will be filed and that the Warrant Shares which are then held, and/or which may be acquired upon the exercise of the Warrants, by the Holder and such Holders, will, at the Holder's and such Holders' request, be included in such Subsequent Registration Statement, (ii) include in the securities covered by such Subsequent Registration Statement will Warrant Shares which it has been so requested to include, (iii) use its best efforts to cause such Subsequent Registration Statement to become effective as soon as practicable and (iv) take all other action necessary under any Federal or state law or regulation of any governmental authority to permit all Warrant Shares which it has been so requested to include in such Subsequent Registration Statement or to be sold or otherwise disposed of, and will maintain such compliance with each such Federal and state law and regulation of any governmental authority for the period necessary for the Holder and such Holders to effect the proposed sale or other disposition.

VI. 	Transferability.
	----------------
	This Warrant may not be sold, transferred, assigned or hypothecated by the Holder.

VII. 	Loss, etc., of Warrant.
	-----------------------
	Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

VIII. Warrant Holder Not Shareholders.
	--------------------------------
	Except as otherwise provided herein, this Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof.

IX. 	Communication.
	--------------
	No notice or other communication under this Warrant shall be effective unless, but any notice or other communication shall be effective and shall be deemed to have been given if, the same is in writing and is mailed by first-class mail, postage prepaid, addressed to:

	A. 	the Company at 1126 S. 70th Street, Milwaukee, WI 53214-3151

	B. 	the Holder at 5 Greenwich Office Park, Greenwich, Connecticut 06831
		or such other address as the Holder has designed in writing to the
		Company.

X. 	Headings.
	---------
	The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

XI. 	Applicable Law.
	---------------
	This Warrant shall be governed by and construed in accordance with the law of state of Wisconsin without giving effect to the principles of conflicts of law thereof.


						  --3--

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its Chief Executive Officer and its corporate seal to be hereunto affixed by its Secretary this 18th day of October, 2000.

							Merge Technologies Incorporated

							By:  ______________________________
							   	Richard A. Linden
								Chief Executive Officer





ATTEST:


___________________________
Colleen M. Doan
Secretary


						  --4--

						 EXHIBIT 5
						 ---------


							December 17, 2001


Merge Technologies Incorporated
1126 S. 70th Street
Milwaukee, WI  53214-3151

	Re:	Registration Statement on Form S-3
		----------------------------------
Dear Sir/Madam:

	We have acted as special Wisconsin securities counsel to Merge Technologies as Incorporated (the "Company"), in connection with the preparation and filing of the registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and the prospectus contained therein with respect to the public offering of up to 1,209,678 shares of the Company's common stock, par value $0.01 (the "Shares"), which are being offered on behalf of selling shareholders. In connection with the registration of the Shares, you have requested our opinion with respect to the matters set forth below.

	For purposes of this opinion, we have reviewed the Registration Statement. In addition, we have examined the originals or copies certified or otherwise identified to our satisfaction of: (i) the Company's Certification of Articles of Incorporation, as amended to date; (ii) the By-laws of the Company, as amended to date; (iii) records of the corporate proceedings of the Company as we deemed necessary or appropriate as a basis for the opinions set forth herein; and (iv) those matters of law as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have not made any independent review or investigation of the organization, existence, good standing, assets, business of affairs of the Company, or of any other matters. In rendering our opinion, we have assumed without inquiry the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of these documents submitted to us as copies.

	We have not undertaken any independent investigation to determine facts bearing on this opinion, and no inference as to the best of our knowledge of facts based on an independent investigation should be drawn from this representation. Further, our opinions, as hereinafter expressed, are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; and (ii) the effect of general principles of equity whether enforcement is considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefore may be brought.

	We are admitted to the practice of law only in the State of Wisconsin and, accordingly, we do not purport to be experts on the laws of any other jurisdiction nor do we express an opinion as to the laws of jurisdiction other than the laws of the State of Wisconsin, as currently


						  --1--
in effect.

	On the basis of, and in reliance upon, the foregoing, and subject to the qualifications contained herein, we are of the opinion that the Shares held by the selling shareholders are, and the Shares, when issued in connection with the exercise of the warrants held by such selling shareholders and receipt of the exercise price therefore, will be validly issued, fully-paid and nonassessable.

	We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

	This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose or furnished, or quoted to, or relied upon by any other person, firm or corporation for any purpose without our prior express written consent.

						Very truly yours,

						Herrling, Clark, Hartzheim & Siddall, Ltd.


						/s/Greg P. Curtis
						-----------------
						Greg P. Curtis

GPC/csd


						  --2--

				           EXHIBIT 23.1
					     ------------
					CONSENT OF KPMG LLP
					-------------------

The Board of Directors
Merge Technologies Incorporated:

We consent to the incorporation by reference in this registration statement on Form S-3 of Merge Technologies Incorporated of our report dated
March 1, 2001, relating to the consolidated balance sheets of Merge Technologies Incorporated and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-KSB of Merge Technologies Incorporated. We also consent to the reference to our firm under the heading "Experts" in such registration statement.


KPMG LLP

/s/KPMG LLP
-----------
Chicago, Illinois
December 20, 2001


						  --1--

END OF DOCUMENT